Exhibit 99.1

WPCS Eliminates All $1.7 Million of

Unsecured Promissory Notes

Majority of Short-Term Debt Converted to Equity

SUISUN, CA - (Marketwired – July 1, 2015) - WPCS International Incorporated (NASDAQ: WPCS), which specializes in contracting services for communications infrastructure, today announced that it has completed a series of transactions resulting in the elimination of all of its $1,703,000 principal amount of Unsecured Promissory Notes (“Notes”), which were originally due to be paid on September 30, 2015.

According to Sebastian Giordano, Interim CEO of WPCS, “Not only does this eradicate our most pressing short-term cash obligation, but it also generates a corresponding equity increase, a critical factor as we continue working on our plan to regain compliance with the NASDAQ minimum equity requirement.”

The $1,703,000 of Notes previously outstanding were eliminated as follows: on June 30, 2015, (i) holders of $1,299,000 principal amount of Notes each converted their respective Notes into 8,435 shares of a new Series H preferred stock with each share of Series H preferred stock currently convertible into 100 shares of the Company’s common stock; and (ii) two holders cancelled the aggregate of $400,000 principal amount of Notes as part of a Section 16 settlement. Then, on July 1, 2015, the Company paid the only remaining holder $4,000 in cash to retire such Note. 5,805 of the newly issued Series H preferred stock shares are eligible, for purposes of Rule 144 under the Securities Act of 1933, as amended, to tack the holding period back to the acquisition date of the exchanged Notes.

About WPCS International Incorporated

WPCS provides contracting services to the public services, healthcare, energy and corporate enterprise markets in the United States. For more information, please visit www.wpcs.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements with respect to the Company’s future growth opportunities and strategic plan. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

INVESTOR CONTACT:
WPCS International Incorporated
David Allen

Chief Financial Officer

Phone: 707.759.6008

Email: david.allen@wpcs.com